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                                                                     EXHIBIT 15








TXU Corp.:

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of TXU Corp. and subsidiaries
(TXU Corp.) for the three-month periods ended March 31, 2003 and 2002, and for the three-month and six-month periods ended June 30, 2003 and 2002 as indicated in our reports dated May 15, 2003 and August 12, 2003, respectively (both of which include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards Nos. 143 and 145 and the rescission of Emerging Issues Task Force Issue 98-10 as described in Note 1 of the Notes to the Financial Statements); because we did not perform audits, we expressed no opinions on that information.

We are aware that our reports referred to above, which are included in TXU Corp.'s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, respectively, are incorporated by reference in Registration Statement No. 333-103922.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




DELOITTE & TOUCHE LLP

Dallas, Texas
September 22, 2003